SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 9, 2008

Date of Report (date of earliest event reported)

FTI CONSULTING, INC.

(Exact name of Registrant as specified in its charter)

Maryland	000-14875	52-1261113
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification Number)

500 East Pratt Street, Suite 1500

Baltimore, Maryland, 21202

(Address of principal executive offices)

(410) 951-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On June 9, 2008, FTI Consulting, Inc., a Maryland corporation (“FTI”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among FTI, Attenex Corporation, a Washington corporation (“Attenex”), Ace Acquisition Corporation (“Merger Sub”), a Washington corporation and wholly-owned subsidiary of FTI Technology LLC (an affiliate of FTI), and Richard B. Dodd and William McAleer, as the Shareholder Representatives.

Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Attenex (the “Merger”), with Attenex as the surviving corporation. In connection with the Merger, each outstanding share of Attenex capital stock (including all outstanding options to purchase shares of Attenex common stock) will be canceled and converted into the right to receive a portion of the merger consideration. The aggregate merger consideration payable to shareholders and holders of vested options will equal approximately $88 million in cash, which amount is subject to adjustment to the extent Attenex’ working capital at the time of closing is greater than or less than a specified target working capital amount. In addition, each unvested option to acquire Attenex common stock will be converted into the right to receive, at the time such option would have otherwise vested under its original vesting schedule, an amount of cash equal to (a) the per share cash consideration payable to holders of Attenex common stock multiplied by the number of shares subject to such option minus (b) the aggregate exercise price for the number of shares subject to such option. Additionally, approximately $4.4 million of the merger consideration otherwise payable to the Attenex shareholders and optionholders will be held in escrow to secure indemnity obligations of the Attenex securityholders, pursuant to the Merger Agreement.

FTI and Attenex each made representations, warranties and covenants in the Merger Agreement that are similar to those made by parties in similar business combinations. The Merger is subject to customary closing conditions (including the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Act) and expected to close in the third quarter of 2008.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms. The Merger Agreement contains representations and warranties that the parties thereto made as of specific dates. The assertions embodied in the representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement and the transactions and agreements contemplated thereby among the respective parties, and each may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters as facts.

Item 7.01.	Regulation FD Disclosure

On June 10, 2008, FTI issued a press release announcing the signing of the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of June 9, 2008, by and among FTI Consulting, Inc., Attenex Corporation, Ace Acquisition Corporation, and Richard B. Dodd and William McAleer, as the Shareholder Representatives. *

99.1	Text of press release of FTI Consulting, Inc. issued on June 10, 2008.

*	Exhibits, schedules (or similar attachments) to the Merger Agreement are not filed. FTI will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 12, 2008

FTI CONSULTING, INC.

/s/ Eric B. Miller
Eric B. Miller
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 9, 2008, by and among FTI Consulting, Inc., Attenex Corporation, Ace Acquisition Corporation, and Richard B. Dodd and William McAleer, as the Shareholder Representatives. *

99.1	Text of press release of FTI Consulting, Inc. issued on June 10, 2008.

*	Exhibits, schedules (or similar attachments) to the Merger Agreement are not filed. FTI will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.